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                               GBC BANCORP, INC.
                           a bank holding company for
                            Gwinnett Banking Company
                                _______________

                                PROXY STATEMENT
                         Annual Meeting of Shareholders
                          To Be Held November 3, 1998

                                _______________

                          PROXY SOLICITATION AND VOTING

GENERAL

                  This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Proxies from the shareholders of GBC Bancorp, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting").

                  The enclosed Proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his shares voted by Proxy, even if he attends the Annual Meeting. Any Proxy may be revoked by the person giving it at any time before its exercise, by notice to the Secretary of the Company, by submitting a Proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person. All shares represented by valid Proxies received pursuant to this solicitation and not revoked before their exercise, will be voted in the manner specified therein. If a Proxy is signed and no specification is made, the shares represented by the Proxy will be voted in favor of the Proposal described below and in accordance with the best judgment of the persons exercising the Proxy with respect to any other matters properly presented for action at the Annual Meeting.

                  This Proxy Statement and the enclosed Proxy are being mailed to the Company's shareholders on or about October 23, 1998.

                  The Company is a bank holding company organized in 1996 under the laws of the State of Georgia. The Company's subsidiary, Gwinnett Banking Company (the "Bank"), commenced operations on October 31, 1997 as a state-chartered commercial bank.



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RECORD DATE AND OUTSTANDING SHARES

                  The Board of Directors has set September 15, 1998 as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 950,080 shares of common stock of the Company issued and outstanding.

QUORUM AND VOTING RIGHTS

                  A quorum for the Annual Meeting consists of the holders of the majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by Proxy.

                  Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting. The Proposal requires the affirmative vote of a majority of the shares of the common stock of the Company present in person or represented by Proxy.

SOLICITATION OF PROXIES

                  In addition to this solicitation by mail, the officers and employees of the Company and the Bank, without additional compensation, may solicit Proxies in favor of the Proposal, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of Proxies for the Annual Meeting will be borne by the Company.

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                              ELECTION OF DIRECTORS

GENERAL

                  The members of the Board of Directors of the Company are elected by the shareholders. The number of directors is determined by resolution of the Board of Directors. The Board of Directors has, by resolution, fixed the number of directors at ten. Directors are elected to hold office until the next Annual Meeting following their election or until their successors are elected and qualified.

                  The Board of Directors of the Company presently consists of ten members who also serve as directors of the Bank. The members of the Board of Directors of the Bank are elected annually by the Company, acting as the sole shareholder of the Bank.

                  All the nominees are presently directors of the Company. It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of designated nominees. Each nominee has agreed to his nomination and to serve as a director, if elected. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the Proxies will vote for the election of another nominee designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED.

NOMINEES

                  The following sets forth the name, age and principal occupation of each nominee for election as a director and the period during which he has previously served as a director.

                  James B. Ballard, age 54. Mr. Ballard has been a member of the Board of Directors of the Company since 1996. Mr. Ballard was the Chief Executive Officer, founder and a member of the board of directors from 1972 until January 1996 of Spartan Constructors, Inc., an industrial contractor serving the continental United States as well as the international market. Mr. Ballard currently serves as President and Chief Executive Officer of The Spartan Group, an industrial contractor serving the continental United States.


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                  Jerry M. Boles, age 58, has been a member of the Board of
Directors of the Company since 1996. Mr. Boles has been in the wholesale automotive after-market for 35 years. Mr. Boles is owner and President of Boles Parts Supply, Inc., which was founded in 1964, with headquarters in Atlanta, Georgia and distribution warehouses in Oklahoma City, Oklahoma; Tappahannock, Virginia and Dahlonega, Georgia.

                  W. H. Britt, age 60, has been a member of the Board of Directors of the Company since 1996. Mr. Britt has been an active businessman in the Gwinnett County area since 1975. He is the founder and owner of H & H Truck and Tractor, Inc., an equipment sales company, and W. H. Britt and Associates, Inc., a real estate brokerage and development company. Mr. Britt was an organizer of Gwinnett County Bank (Heritage Bank) in 1972 and served as a director until 1987 when the bank was sold.

                  Richard F. Combs, age 51, has been a member of the Board of Directors of the Company since 1997. Mr. Combs is the Founder and President of Pureflow Ultraviolet, Inc., a company specializing in ultraviolet disinfecting equipment, parts and services to industrial clients since 1978.

                  William G. Hayes, age 60, has been a member of the Board of Directors of the Company since 1997. Mr. Hayes is President and Chairman of Hayes, James and Associates, an engineering and survey company based in Lawrenceville, Georgia. Mr. Hayes was a director of the First National Bank of Gwinnett from 1984 to 1986.

                  Larry D. Key, age 53, has been a member of the Board of Directors of the Company since 1996. Mr. Key was the Executive Vice President and Chief Lending Officer of Commercial Bank of Georgia from the merger of Commercial Bank of Georgia and Commercial Bank of Gwinnett in March 1995 until he resigned in July 1996 to participate in the organizing group of the Company and the Bank. Mr. Key served as President and Chief Executive Officer of the former Commercial Bank of Georgia from 1994 until merger. He served as Executive Vice President and Chief Credit Officer of the former Commercial Bank of Georgia from 1992 until 1994. Mr. Key was senior Vice President from the opening of the former Commercial Bank of Georgia in 1988 until 1992. He was Group Vice President and an advisory director of Heritage Bank from 1984 until 1987. Mr. Key managed Moores Building Center, Inc. in Dahlonega, Georgia from 1987 to 1988. Mr. Key served as a director of Commercial Bancorp of Georgia, Inc. and Commercial Bank of Georgia from their initial organization in 1988 until July 1996.


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                  Douglas A. Langley, age 40, has been a member of the Board of
Directors of the Company since 1997. Mr. Langley has been a managing partner of Ashworth and Associates, a CPA firm in Tucker and Lawrenceville, Georgia, since 1977.

                  Norris J. Nash, age 71, has been a member of the Board of Directors of the Company since 1996. Mr. Nash is the President of Metropolitan Land Development and Investment Corporation and Gwinnett-DeKalb, Inc. He has been a real estate developer since 1962. Mr. Nash has served as director of the former Gwinnett County Bank, and on the Advisory Board of Wachovia Bank of Georgia, N.A. Mr. Nash was a member of the House of Representatives for Gwinnett County, District 22, Post #1 from 1967 to 1969.

                  Joseph J. Powell, age 54, has been a member of the Board of Directors of the Company since 1997. Mr. Powell has been President of Joe Powell and Associates, Inc. since 1971 representing Liebert Corporation, provider of mechanical equipment for computer operations.

                  William S. Stanton, age 43, has been a member of the Board of Directors of the Company since 1996. Mr. Stanton is President of Print Direction, Inc. and Atlanta Screen Print, Inc. Mr. Stanton has served as President of Print Direction since its inception in 1984 and Atlanta Screen Print since 1988. He was an Account Representative with Xerox Corporation from 1977 to 1981.

                  There are no arrangements or understandings between the Company and any person pursuant to which any of the above persons have been or will be elected a director. There are no family relations between any of the directors or executive officers of the Company or the Bank.


                              CERTAIN TRANSACTIONS

                  The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. Such transactions are on substantially the same terms (including price, interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. As of December 31, 1997, there were no loans to

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executive officers and directors of the Company or the Bank, or to principal shareholders of the Company or to affiliates of such persons.

                  The Bank has entered into a Lease Agreement with GBC Properties, L.L.C. ("GBC Properties") to lease the Bank's current premises in Lawrenceville, Georgia (the "Premises"). Most of the members of GBC Properties are directors of the Company and organizers of the Bank. The Premises lease rate is market rental value established by two MAI appraisals and, therefore, it is as favorable as rates obtainable from an unaffiliated third party.

                             PRINCIPAL SHAREHOLDERS

                  The following table sets forth certain information regarding the shares of the Company's common stock owned as of the record date (i) by each person who beneficially owns more than 5% of the shares of the Company's common stock, (ii) by each of the Company's directors, and (iii) by all directors and executive officers of the Company as a group.



                                                                Number of                            Percentage
        Name of Beneficial Owner (1)                            Shares (2)                           Ownership(2)
        ----------------------------                            -----------                          ------------

Larry D. Key.............................................        17,173                                  1.81
   Chairman, President and Chief
   Executive Officer
John T. Hopkins, III ....................................        10,010                                  1.05
   Executive Vice President, Chief
   Financial Officer, Secretary and
   Treasurer
Michael A. Roy...........................................         7,931                                   .83
    Executive Vice President and Chief
    Credit Officer
Paul C. Birkhead.........................................        15,042                                  1.58
    Senior Vice President
Marcia N. Watkins........................................         1,300                                   .14
    Senior Vice President and Chief
    Operations Officer
James B. Ballard.........................................        41,706                                  4.39
    Director
Jerry M. Boles...........................................        28,993                                  3.05
    Director

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


                                                               Number of                             Percentage
        Name of Beneficial Owner (1)                           Shares (2)                           Ownership(2)
        ----------------------------                          -----------                          ------------

W. H. Britt.............................................         15,337                                  1.61
    Director
Richard F. Combs........................................         21,361                                  1.25
    Director
William Grant Hayes.....................................          5,000                                   .53
    Director
Douglas A. Langley......................................         21,000                                  2.21
    Director
Norris J. Nash..........................................         17,685                                  1.86
    Director
James J. Powell.........................................         25,000                                  2.63
    Director
William S. Stanton......................................         39,410                                  4.15
    Director
Directors and Executive Officers                                266,948                                 28.10
as a group (14 persons)


---------------------

*Less than 1%

(1) Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the above table.
(2) Based on 950,080 shares outstanding as of the record date.

                                  OTHER MATTERS

                  At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the Proposal referred to herein. If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.



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PROXY

                                GBC BANCORP, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder hereby appoints Larry D. Key and John T. Hopkins, III, each or any one of them, with full power of substitution, as Proxies to represent and to vote, as designated below, all the shares of common stock of GBC BANCORP, INC. (the "Company"), held of record by the undersigned on September 15, 1998, at the Annual Meeting of the Shareholders (the "Annual Meeting") to be held on November 3, 1998, or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

PROPOSAL:  Election of Directors.



Nominees:           James B. Ballard, Jerry M. Boles, W.H. Britt, Richard F. Combs, William G.
                    Hayes, Larry D. Key, Douglas A. Langley, Norris J. Nash and Joseph J. Powell,
                    William S. Stanton.

Check               For all Nominees listed above                                             Withhold Authority to vote for
One Box        [ ] (except as marked to the contrary below)                            [ ]    all Nominees listed above
-------

Instructions: To withhold authority to vote for any individual Nominee, write that Nominee's name in the following space provided: ________________________
_____________________________________________________________________________

      This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. Unless otherwise specified, this Proxy will be voted for the Proposal, and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

      Please sign exactly as name appears below. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.






                                                  _____________________________
DATED: ____________, 1998.                        Signature
PLEASE MARK, SIGN, DATE AND
RETURN THIS PROXY PROMPTLY                        _____________________________
USING THE ENCLOSED ENVELOPE                       Signature if held jointly